CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated April 25, 2014, except for the change in the presentation of the schedule of investments discussed in Note 2, as to which the date is September 29, 2014, relating to the financial statements of V2 Hedged Equity Master Fund LP, which appear in such Registration Statement.  We also consent to the references to us under the headings "Financial Statements" and "Independent Auditors of the Private Fund" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Chicago, IL
September 29, 2014